Exhibit 8.2

Stevens & Lee

Lawyers & Consultants

620 Freedom Business Center, Suite 200
King of Prussia, PA 19406
(610) 205-6000 Fax (610) 337-4374
www.stevenslee.com

Direct Dial: (610) 478-2000 Email: Direct Fax: (610) 376-5610

March 28, 2017

Board of Directors

Royal Bancshares of Pennsylvania, Inc.

One Bala Plaza, Suite 522

231 St. Asaph’s Road

Bala Cynwyd, PA 19004

Re: Merger of Royal Bancshares of Pennsylvania, Inc. and Bryn Mawr Bank Corporation

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of January 30, 2017 (the “Merger Agreement”) between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”) and Royal Bancshares of Pennsylvania, Inc., a Pennsylvania corporation (“RBPI”), RBPI is to merge with and into BMBC with BMBC surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to RBPI in connection with the Merger. We are providing our opinion regarding material federal income tax consequences of the Merger in connection with the filing of the registration statement of BMBC on Form S-4, filed with the Securities and Exchange Commission (“SEC”) on March 28, 2017 with respect to the BMBC Common Stock issued to the common stockholders of RBPI in connection with the Merger (the “Registration Statement”), and the proxy statement/prospectus of RBPI and BMBC, respectively, included in the Registration Statement (the “Proxy Statement/ Prospectus”).1 For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.	The Merger Agreement;

2.	The Registration Statement and Proxy Statement/Prospectus;

3.	The representations made to us by BMBC in its letter to us dated March 28, 2017;

4.	The representations made to us by RBPI in its letter to us dated March 28, 2017; and

5.

Such instruments and documents related to the formation, organization and operation of BMBC and RBPI and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

1Immediately following the Merger, or as promptly as practicable thereafter, Royal Bank America, a Pennsylvania chartered bank and wholly-owned subsidiary of RBPI, will be merged with and into Bryn Mawr Trust Company, a Pennsylvania chartered bank and wholly-owned subsidiary of BMBC, upon the terms and with the effect set forth in the Bank Agreement and Plan of Merger (the “Bank Merger”). This opinion does not address the U.S. federal income tax consequences of the Bank Merger, but we have taken the Bank Merger into account in rendering our opinions with respect to the U.S. federal income tax consequences of the Merger set forth below and affirm that consummation of the Bank Merger would not alter such opinions.

Philadelphia ●    Reading ●    Valley Forge ●    Allentown ●    Harrisburg ●    Lancaster ●    Scranton

Wilkes-Barre ●       Princeton ●       Charleston ●       New York ●       Wilmington

A PROFESSIONAL CORPORATION

Stevens & Lee

Lawyers & Consultants

March 28, 2017

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, (i) it is our opinion that for United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and RBPI and BMBC will each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the discussion and legal conclusions contained in the Proxy Statement/Prospectus under the caption “U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions described therein, constitute and specifically represent our opinion regarding all of the federal income tax consequences that are material to a RBPI stockholder who holds shares of RBPI common stock as a capital asset.

Stevens & Lee

Lawyers & Consultants

March 28, 2017

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

As stated above, this opinion is being delivered solely for the purpose of being included as an exhibit to the S-4 Registration Statement. We consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ Stevens & Lee

STEVENS & LEE